UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

CAREGUIDE, INC.
(Exact name of the Registrant as specified in its charter)

Delaware	0-22319	16-1476509
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12301 N.W. 39th Street Coral Springs, Florida 33065
(Address of principal executive offices and Zip Code)

the Registrant’s telephone number, including area code: (954) 796-3714

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2007, CareGuide, Inc. (the “Registrant”) entered into a lease agreement (the “Lease”) with Nordis, Inc. (the “Landlord”) under which the Registrant has agreed to lease 7,000 square feet of office space for its corporate headquarters in Coral Springs, Florida. The commencement date of the Lease is February 15, 2007, and the Lease has a term through January 31, 2010. The Registrant has the contractual right to terminate the Lease as of February 15, 2008 or February 15, 2009, subject to its forfeiture of all or a portion of its prepaid rent and security deposit. The Registrant also has an option to lease an additional 3,000 square feet of the premises, which if exercised by the Registrant would also constitute a waiver of its early termination rights. If the Registrant exercises its option on the additional 3,000 square feet after February 15, 2008, then the Registrant will be deemed to have renewed the term of the lease through January 31, 2012.

The base rent for the leased premises is initially $27.00 per square foot annually, increasing to $28.00 on February 15, 2008. If the Registrant waives its early termination rights under the Lease prior to February 15, 2008 (including by exercise of the option for the additional 3,000 square feet prior to February 15, 2008), then the base rent will remain at $28.00 per square foot for the period through January 31, 2010, and if such early termination rights are waived after February 15, 2008 or not at all, the base rent will increase to $30.00 per square foot as of February 15, 2009. If the Registrant exercises its option to lease the additional 3,000 square feet provided for under the Lease at any time after February 15, 2008, the base rent will be $30.00 per square foot as of February 15, 2009 with a 3% escalation on each of February 15, 2010 and February 15, 2011. Under the Lease, the Landlord is responsible for all operating expenses and utilities. The foregoing is a summary description of certain terms of the Lease and is qualified in its entirety by the text of the Lease attached as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
10.1	Lease Agreement, dated as of February 15, 2007, by and between CareGuide, Inc. and Nordis, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2007	CAREGUIDE, INC. By: /s/ Glen Spence Glen Spence Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1	Lease Agreement, dated as of February 15, 2007, by and between CareGuide, Inc. and Nordis, Inc.

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